Exhibit 10.67

April 1, 2004

Ms. Marita Zuraitis

5136 Elder Road

Hydes, MD 21082

Dear Marita:

I am pleased to confirm our offer for you to join the Citizens and Hanover insurance companies as President, Property & Casualty Operations. The terms of your offer are as follows:

1.	Effective on your first day, your salary will be payable in biweekly installments of approximately $19,230.77, which annualizes to $500,000. Your first performance review will be April 2005 with salary adjustments, if any, commencing as of that date.

2.	You will participate in the 2004 Annual Incentive Compensation Program (IC) at a target of 90% of your 2004 year-end base salary with a multiplier potential of x2 (with a guaranteed minimum bonus for 2004 of $225,000). We will not prorate this award based on your employment date. The target goals shall be established in accordance with the Allmerica Financial Corporation Short-Term Incentive Plan. Any IC payment is contingent upon you being employed at Allmerica at the time the payment is made and is subject to the terms of the program.

3.	You will receive a $250,000 gross hire-on bonus payable to you within your first pay period. Should you voluntarily leave the company within one (1) year of employment, you agree to repay the bonus paid by the company on the following schedule:

Less than 3 months:	100% of bonus
Four to Six months:	75% of bonus
Seven to Nine months:	50% of bonus
Ten to Twelve months:	25% of bonus

4.	You will be granted 6,452 shares of AFC restricted stock on your first date of employment (“Employment Date”). These shares of restricted stock have a 3 year restriction; 3 years from your Employment Date, the restriction will lapse and the shares will fully vest as long as you are still employed with Allmerica. Additionally, you will be granted 100,000 stock options and 13,000 performance based shares of restricted stock on your Employment Date. The strike price of the stock options will be the price of AFC stock at the close of business on your Employment Date. Stock options vest over a 3 year period, 25% after one year of employment, an additional 25% after two years of employment and an additional 50% after three years of employment. The performance-based shares will vest after three years of active employment, and the number of

Ms. Marita Zuraitis

shares you receive will be based on a three year ROE target. Subject to the three year active employment requirement, vesting of all 13,000 shares will occur if the ROE target of 12% is met for 2006. The granting of all shares of restricted stock and stock options is subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of the Allmerica Financial Corporation Long-Term Stock Incentive Plan (the “Stock Incentive Plan”), and as otherwise specified in the grants. Consideration will also be given to you when stock options are awarded in 2005, in which case it is expected that the value of your Long Term Incentive Award would be targeted at 160% of your year-end base salary.

5.	You will be eligible to participate in Allmerica Financial’s benefit program, including, but not limited to, Group Medical, Dental, Life, Short and Long Term Disability Insurance, 401(k) Matched Savings Plan and Cash Balance Pension Plan, in accordance with the eligibility and entrance date requirements for each plan.

6.	You will be eligible to earn five (5) weeks vacation annually.

7.	You will be eligible to receive relocation assistance under the current Allmerica Relocation program. A copy of the program is enclosed for your information. In order to execute this benefit, it is necessary that you sign and return the enclosed Relocation Expense Agreement.

8.	As a condition of employment, all employees will be paid through Electronic Funds Transfer (EFT). You may elect to distribute your pay into one or more accounts. Please bring a voided check from your bank account to arrange for EFT.

9.	Under the Federal Immigration Law, you will be required to complete an I-9 form verifying your employment eligibility in the United States.

10.	If your employment is involuntarily terminated without Cause within twelve (12) months from your (“Employment Date”) as a direct result of a Change in Control of Allmerica Financial Corporation (“AFC”) or a merger or acquisition of The Hanover Insurance Company, then upon the execution of a severance agreement and release in a form acceptable to the Company (which shall include a confidentiality agreement and a non-solicit/non-hire provision consistent with paragraph 11 below) (the “Severance Agreement”), you shall be eligible for severance compensation equal to 2x your then current annualized base salary. At such time as the Compensation Committee adopts a new Change in Control plan applicable to the then current executive officers of the Company, you will be recommended to participate in that plan on a basis appropriate for your position with the Company. In addition, if within twelve (12) months from your first day of employment, Frederick H. Eppinger, Jr. is no longer President and Chief Executive Officer of AFC and within six (6) months from the date of such event (i) your employment is involuntarily terminated without Cause, or (ii) your Current Base Salary and bonus opportunity (expressed as a target percentage of your Current Base Salary) is reduced, or (iii) your duties and responsibilities change, without your consent, and such changes are effectively a demotion and material diminishment in the scope of your responsibilities from those at both time of hire and immediately prior to such event, then you may terminate your employment with us and be eligible to receive severance compensation equal to 2x your Current Base Salary upon the execution of the Severance Agreement. In the event you believe the provisions under clauses (ii) and (iii) in the immediately preceding sentence are triggered, you must first give us written notice within (10) business days of the occurrence of such triggering event of your intent to terminate, the basis claimed therefor and a proposed termination date 30 days thereafter. The Company shall have the right to cure within 15 days of receipt of notice. “Cause” and “Change in Control” shall have the meanings assigned to them in the Stock Incentive Plan. Notwithstanding this provision and other provisions of this offer letter, your employment with the Company will be on an at-will basis.

Ms. Marita Zuraitis

11.	Finally, as a condition of your hiring and continued employment thereafter, you agree that you will not, directly or indirectly, during the term of your employment with the Company and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with the Company’s relationship with, any of its policyholders, customers, clients, agents, vendors, officers or employees, or in any way participate with, assist or encourage a third party to do so. We understand that there are no impediments such as non-solicitation or non-competition arrangements which would impede your ability to carry out your contemplated responsibilities with the Company.

Congratulations, Marita! I am truly excited that you are joining our Property and Casualty operation! Please do not hesitate to call me at (508) 855-2600, if you have any questions.

Sincerely,

/s/ Frederick H. Eppinger, Jr.
Frederick H. Eppinger, Jr.
President & Chief Executive Officer

The foregoing terms and conditions of employment are hereby agreed to and accepted:

/s/Marita Zuraitis	04-05-04
Marita Zuraitis	Date